Exhibit 99.1

Tronox Reports Second Quarter 2014 Financial Results

Second Quarter 2014 Highlights:

•	Revenue of $490 million; adjusted EBITDA of $108 million; adjusted net loss attributable to Tronox Limited of $0.00 per diluted share

•	Pigment revenue of $328 million up 8 percent versus prior year and 13 percent versus prior quarter; sales volumes up 11 percent and selling prices down 3 percent versus prior year; sales volumes up 13 percent and prices down 1 percent compared to prior quarter

•	Pigment adjusted EBITDA of $37 million versus ($26) million loss in prior year and $17 million in prior quarter marking the sixth consecutive quarter of sequential improvement

•	Mineral Sands revenue of $227 million down 27 percent compared to $312 million in prior year and up 28 percent versus $178 million in first quarter 2014

•	Mineral Sands adjusted EBITDA of $81 million versus $129 million in prior year and $60 million excluding $23 million LCM charge in first quarter

•	Potential $5.15 billion of U.S. federal tax deductions resulting from settlement and approval in second quarter of litigation commenced in 2009 by Tronox Inc.; added to existing $4.65 billion of tax attributes and future deductions for a total of approximately $9.8 billion

•	Board declared quarterly dividend of $0.25 per share payable on September 3, 2014 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on August 18, 2014

STAMFORD, Conn., (August 6, 2014) – Tronox Limited (NYSE:TROX) today reported second quarter 2014 revenue of $490 million compared to $525 million in the second quarter 2013. Second quarter revenue was $72 million higher than the $418 million produced in the first quarter 2014. Adjusted EBITDA was $108 million in the second quarter versus $101 million in the prior-year quarter and $77 million in the first quarter excluding a $13 million net lower of cost or market (LCM) charge. Adjusted net loss attributable to Tronox Limited in the second quarter was less than $100,000, or $0.00 per diluted share, versus an adjusted net loss of $15 million, or $0.13 per diluted share, in the year-ago quarter and an adjusted net loss of $58 million, or $0.51 per diluted share in the prior quarter.

Tom Casey, chairman and CEO of Tronox, said: “Despite essentially flat selling prices in the first half, our second quarter performance was particularly strong as sales volumes increased across multiple products and geographic regions. Pigment sales grew 8 percent over last year’s quarter and 13 percent above the first quarter. Sales volume gains were realized in every

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region of the world. Pigment adjusted EBITDA of $37 million more than doubled versus $17 million in the first quarter, marking the sixth consecutive quarter of sequential improvement. Finished pigment inventories were at normal seasonal levels and plant operating rates were also at normal levels.

Mineral Sands selling prices remain soft as they have for the past few quarters, which we continue to believe is primarily a result of the temporary build-up of feedstock inventories caused by last year’s reduced pigment plant operating rates. However, compared sequentially to the first quarter, Mineral Sands revenue increased 28 percent, driven by a sales volume increase of 36 percent. As a result of our vertical integration, softer feedstock selling prices contributed to greater margins in our Pigment business and will continue to do so as pigment made from that feedstock is sold — which is typically five to six months later. We expect feedstock market conditions to gradually improve as pigment plant operating rates have returned to normal and as feedstock inventories are worked down.”

Casey continued: “We continue to pursue our growth strategy and focus on unlocking superior value. We believe our strategic optionality was significantly enhanced in the quarter with the settlement in April of the so-called Anadarko litigation for $5.15 billion. We calculate that we now have approximately $9.8 billion of tax attributes and future deductions with $9.2 billion in the U.S and $600 million in foreign jurisdictions. We are pursuing opportunities to maximize value creation in both our operating businesses and across our strategic options.”

Second Quarter 2014 Results

Mineral Sands

Mineral Sands segment revenue of $227 million was 27 percent lower than $312 million in the year-ago quarter, driven by lower zircon selling prices and sales volumes compared to record volumes in the year-ago quarter, as well as lower feedstock selling prices. Compared to the first quarter 2014, revenue increased 28 percent versus $178 million, as sales volumes increased 36 percent driven by an 87 percent increase in CP titanium slag volumes and a 28 percent increase in zircon volumes. Revenue from intercompany sales was $91 million in the quarter. Sales to third parties were $136 million, including $25 million from CP titanium slag and $86 million from zircon and pig iron. As current selling prices for high grade chloride feedstock

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currently produce inadequate returns, the company expects to sell CP titanium slag and natural rutile solely to its Pigment business and to non-pigment customers until slag market conditions improve. Mineral Sands continued to sell 100 percent of its synthetic rutile feedstock to Pigment on an intercompany basis. Zircon revenue increased 30 percent versus the first quarter, as sales volumes increased 28 percent and selling prices increased 1 percent. Compared to the prior-year quarter, zircon sales volumes were 41 percent below the record volumes sold in that quarter and selling prices were 8 percent lower.

Mineral Sands segment operating income of $18 million compares to operating income of $68 million in the year-ago quarter and first quarter operating income of $6 million excluding a $23 million LCM charge. Adjusted EBITDA was $81 million versus $129 million in the prior year and $60 million in first quarter excluding the $23 million LCM charge. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross profit on sales to the Pigment segment that occurs in consolidation at the company level. In the second quarter, $11 million of Mineral Sands gross profit and $5 million related to Mineral Sands LCM activity was eliminated in consolidation, and $22 million of previously eliminated gross profit was reversed for a net adjusted EBITDA contribution in consolidation of $6 million.

The company recently reached collective bargaining agreements with the National Union of Mineworkers and Solidarity, which cover all union-represented employees working in our mineral sands operations in South Africa. The one year agreement was effective July 1, 2014. Construction continues to progress at our KZN Sands Fairbreeze mine in South Africa. All government permits and authorizations have been received. The mine will serve as a feedstock supplier to our slag furnaces at KZN. The Fairbreeze mine is expected to begin operations in the second half of 2015 and be fully operational in 2016. Capital expenditures related to the Fairbreeze mine are estimated to be approximately $365 million, with approximately $85 million to be spent during 2014. Approximately $30 million was spent through 2013.

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Mineral Sands Production and Sales Volume Statistics

Production Volume (Thousands of Metric Tons)

	First Half 2014	First Half 2013	Second Half 2013	Full Year 2013
CP Titanium Slag	160	163	149	312
Synthetic Rutile	88	109	124	233
Rutile Prime	33	31	39	70
Zircon	91	78	105	183
Pig Iron	124	115	98	213

Sales Volume (Thousands of Metric Tons)

	First Half 2014	First Half 2013	Second Half 2013	Full Year 2013
CP Titanium Slag	151	159	155	314
Synthetic Rutile	92	112	120	232
Rutile Prime	43	27	40	67
Zircon	98	145	91	236
Pig Iron	113	115	105	220

Pigment

Pigment segment revenue of $328 million increased 8 percent versus $304 million in the prior year, as sales volumes increased 11 percent and selling prices declined 3 percent. Sales volume gains were realized in all regions and especially strong in North American coatings and construction markets, partially related to demand catch up resulting from harsh first quarter weather conditions. Compared to the first quarter, Pigment revenue increased 13 percent, as sales volumes increased 13 percent and selling prices were 1 percent lower. The second quarter was the third consecutive quarter that our sales volumes have exceeded production volumes as we continued to reduce inventory. At the end of the second quarter, finished pigment inventory was in the range of 45 to 50 days, which is the normal seasonal level for this time of the year. Plant utilization rates were also at normal levels, in the high-80 percent range.

Pigment segment operating income of $8 million improved significantly versus an operating loss of $56 million in the year-ago quarter. Pigment adjusted EBITDA increased to $37 million in the quarter, a $63 million improvement versus adjusted EBITDA of ($26) million in the year-ago quarter. On a sequential basis, adjusted EBITDA of $37 million improved for the sixth consecutive quarter from $17 million in the first quarter, driven by higher sales volumes and

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lower feedstock costs. Average feedstock cost reflected in the Pigment segment in the second quarter was $834 per metric ton, down from $921 per metric ton in the first quarter. During the second quarter, 100 percent of Pigment feedstock purchases were from Mineral Sands at an average cost of $714 per metric ton. Going forward, the Pigment segment will continue to benefit from lower feedstock costs. The lag time between purchases of feedstock by Pigment to the time that feedstock is reflected in the Pigment segment income statement is typically in the range of 5 to 6 months.

Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic operations, was $27 million as compared to $35 million in the year-ago quarter, primarily as a result of lower sales volumes of electrolytic manganese dioxide and lower pricing on sodium chlorate. Corporate and Other loss from operations was $17 million in the quarter compared to an $11 million loss from operations in the prior-year quarter, which was also due to electrolytic performance. Adjusted EBITDA in Corporate and Other was ($16) million, which is principally related to corporate operations.

Consolidated

Selling, general and administrative expenses for the company in the second quarter were $45 million versus $41 million in the prior-year quarter. Interest and debt expense was $33 million versus $35 million in the year-ago quarter. On June 30, 2014, gross consolidated debt was $2,405 million, and debt, net of cash, was $1,030 million. For the quarter, capital expenditures were $31 million and depreciation, depletion and amortization was $84 million.

Second Quarter 2014 Conference Call and Webcast

Thursday, August 7, 2014, at 8:30 a.m. ET (New York): the live call is open to the public via Internet broadcast and telephone

Internet Broadcast: http://www.tronox.com/

Dial-in telephone numbers:

U.S. / Canada: (877) 831-3840

International: (253) 237-1184

Conference ID: 74636009

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Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

Conference Call Replay: available via the Internet and telephone beginning on August 7, 2014 at 11:30 a.m. ET (New York), until August 12, 2014.

Internet Replay: www.tronox.com

Replay dial-in telephone numbers:

U.S. / Canada: (855) 859-2056

International: (404) 537-3406

Conference ID: 74636009

About Tronox

Tronox is a global leader in the production and marketing of mineral sands, titanium dioxide pigment and electrolytic products. Through the integration of its pigment and mineral sands businesses, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate” and include statements about expectations for future results including revenues. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. Significant risks and uncertainties may relate to, but are not limited to, our ability to integrate the recently acquired mineral sands business including achieving the expected cost savings; financial, economic, competitive, environmental, political, legal regulatory and technological factors including, our access to unrestricted cash, compliance with

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our bank facility covenants, the price of our shares, general market conditions, our customers potentially reducing their demand for our products due to, among other things, the economic downturn, more competitive pricing from our competitors, increased supply from our competitors; operating efficiencies and other benefits expected. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA. These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies. The non-U.S. GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

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•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or non-recurring in nature;

•	Assist investors to assess the company’s compliance with financial covenants under its debt instruments;

•	In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies.

Segment Information

The company has two reportable operating segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as co-products pig iron and zircon. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia and the Netherlands. The company’s Corporate and Other operations are comprised of corporate activities and electrolytic operations, which are located in the United States.

Segment performance is evaluated based on segment income/(loss) from operations, which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722

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TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$490	$525	$908	$995
Cost of goods sold	430	475	823	913

Gross profit	60	50	85	82
Selling, general, and administrative expenses	(45)	(41)	(91)	(92)

Income (loss) from operations	15	9	(6)	(10)
Interest and debt expense, net	(33)	(35)	(67)	(62)
Loss on extinguishment of debt	(8)	—	(8)	(4)
Other income, net	3	26	3	32

Income (loss) before income taxes	(23)	—	(78)	(44)
Income tax benefit (provision)	25	(1)	26	(2)

Net income (loss)	2	(1)	(52)	(46)
Net income attributable to noncontrolling interest	2	12	6	24

Net income (loss) attributable to Tronox Limited	$—	$(13)	$(58)	$(70)

Loss per share, basic and diluted	$—	$(0.11)	$(0.51)	$(0.62)

Weighted average shares outstanding, basic and diluted (in thousands)	113,962	113,390	113,770	113,354

Other Operating Data:
Capital expenditures	$31	$34	$62	$79
Depreciation, depletion and amortization expense	$84	$73	$157	$146

TRONOX LIMITED

SCHEDULE OF ADJUSTED LOSS (NON-U.S. GAAP)*

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$490	$525	$908	$995
Cost of goods sold	430	477	823	907

Gross profit	60	48	85	88
Selling, general, and administrative expenses	(45)	(41)	(91)	(92)

Adjusted income (loss) from operations	15	7	(6)	(4)
Interest and debt expense, net	(33)	(35)	(67)	(62)
Loss on extinguishment of debt	(8)	—	(8)	(4)
Other income, net	3	26	3	32

Adjusted income (loss) before income taxes	(23)	(2)	(78)	(38)
Income tax benefit (provision)	25	(1)	26	(4)

Adjusted net income (loss)	2	(3)	(52)	(42)
Net income attributable to noncontrolling interest	2	12	6	24

Adjusted net income (loss) attributable to Tronox Limited (Non-U.S. GAAP)*	$—	$(15)	$(58)	$(66)

Diluted adjusted loss per share, attributable to Tronox Limited	$—	$(0.13)	$(0.51)	$(0.58)

Weighted average shares outstanding, diluted (in thousands)	113,962	113,390	113,770	113,354

*	We believe that the non-U.S. GAAP financial measure “Adjusted net income (loss) attributable to Tronox Limited” and its presentation on a per share basis for 2013, provides useful information about our operating results to investors and securities analysts. Adjusted earnings excludes the effects related to the acquisition of the mineral sands business including certain tax related adjustments. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business, and is not in accordance with U.S. GAAP.

TRONOX LIMITED

RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS

ATTRIBUTABLE TO TRONOX LIMITED (U.S. GAAP)

TO ADJUSTED NET LOSS

ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss attributable to Tronox Limited (U.S. GAAP)	$—	$(13)	$(58)	$(70)
Acquisition related expense (a)	—	(2)	—	6
Tax impact of acquisition related items	—	—	—	(2)

Adjusted net income (loss) attributable to Tronox Limited (Non-U.S. GAAP)	$—	$(15)	$(58)	$(66)

Diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$—	$(0.11)	$(0.51)	$(0.62)
Acquisition related expense, per diluted share	—	(0.02)	—	0.05
Tax effect of acquisition related items, per diluted share	—	—	—	(0.02)
Diluted adjusted income (loss) per share attributable to Tronox Limited (Non-U.S. GAAP)	$—	$(0.13)	$(0.51)	$(0.58)

Weighted average shares outstanding, diluted (in thousands)	113,962	113,390	113,770	113,354

(a)	One-time non-operating items and the effects of the acquisition of the mineral sands business.

TRONOX LIMITED

SEGMENT INFORMATION

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales
Mineral Sands segment	$227	$312	$405	$610
Pigment segment	328	304	619	592
Corporate and Other	27	35	52	62
Eliminations	(92)	(126)	(168)	(269)

Net sales	$490	$525	$908	$995

Income (loss) from operations
Mineral Sands segment	$18	$68	$1	$164
Pigment segment	8	(56)	(5)	(124)
Corporate and Other	(17)	(11)	(37)	(35)
Eliminations	6	8	35	(15)

Income (loss) from operations	15	9	(6)	(10)
Interest and debt expense, net	(33)	(35)	(67)	(62)
Loss on extinguishment of debt	(8)	—	(8)	(4)
Other income, net	3	26	3	32

Loss before income taxes	(23)	—	(78)	(44)
Income tax benefit (provision)	25	(1)	26	(2)

Net income (loss)	2	(1)	(52)	(46)
Net income attributable to noncontrolling interest	2	12	6	24

Net income (loss) attributable to Tronox Limited	$—	$(13)	$(58)	$(70)

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,375	$1,478
Accounts receivable, net of allowance for doubtful accounts	370	308
Inventories, net	754	759
Prepaid and other assets	48	61
Deferred tax assets	33	47

Total current assets	2,580	2,653
Noncurrent Assets
Property, plant and equipment, net	1,228	1,258
Mineral leaseholds, net	1,145	1,216
Intangible assets, net	286	300
Long-term deferred tax assets	257	192
Other long-term assets	70	80

Total assets	$5,566	$5,699

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$154	$164
Accrued liabilities	138	146
Long-term debt due within one year	19	18
Income taxes payable	27	28
Deferred tax liabilities	14	7

Total current liabilities	352	363
Noncurrent Liabilities
Long-term debt	2,386	2,395
Pension and postretirement healthcare benefits	141	148
Asset retirement obligations	94	90
Long-term deferred tax liabilities	200	204
Other long-term liabilities	70	62

Total liabilities	3,243	3,262

Contingencies and Commitments
Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 64,634,841 shares issued and 63,047,909 shares outstanding at June 30, 2014 and 64,046,647 shares issued and 62,349,618 shares outstanding at December 31, 2013	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Capital in excess of par value	1,462	1,448
Retained earnings	957	1,073
Accumulated other comprehensive loss	(296)	(284)

Total shareholders’ equity	2,124	2,238
Noncontrolling interest	199	199

Total equity	2,323	2,437

Total liabilities and equity	$5,566	$5,699

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Millions of U.S. dollars)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net income (loss)	$(52)	$(46)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	157	146
Deferred income taxes	(45)	(6)
Share-based compensation expense	12	11
Amortization of deferred debt issuance costs and discount on debt	5	6
Pension and postretirement healthcare benefit expense	3	5
Loss on extinguishment of debt	8	4
Other noncash items affecting net loss	12	(4)
Contributions to employee pension and postretirement plans	(7)	(3)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(64)	(49)
(Increase) decrease in inventories	2	90
(Increase) decrease in prepaid and other assets	11	—
Increase (decrease) in accounts payable and accrued liabilities	(15)	(49)
Increase (decrease) in income taxes payable	9	(19)
Other, net	(1)	(7)

Cash provided by operating activities	35	79

Cash Flows from Investing Activities:
Capital expenditures	(67)	(79)

Cash used in investing activities	(67)	(79)

Cash Flows from Financing Activities:
Repayments of debt	(11)	(180)
Proceeds from debt	—	945
Debt issuance costs	(2)	(28)
Dividends paid	(58)	(57)
Proceeds from the exercise of warrants and options	2	1

Cash provided by (used in) financing activities	(69)	681

Effects of exchange rate changes on cash and cash equivalents	(2)	(8)

Net increase (decrease) in cash and cash equivalents	(103)	673
Cash and cash equivalents at beginning of period	1,478	716

Cash and cash equivalents at end of period	$1,375	$1,389

TRONOX LIMITED

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income (loss)	$2	$(1)	$(52)	$(46)
Interest and debt expense, net	33	35	67	62
Interest income	(3)	(1)	(6)	(2)
Income tax (benefit) provision	(25)	1	(26)	2
Depreciation, depletion and amortization expense	84	73	157	146

EBITDA	91	107	140	162
Share-based compensation	7	6	12	11
Loss on extinguishment of debt	8	—	8	4
Amortization of inventory step-up and unfavorable ore sales contracts liability	—	(2)	—	6
Foreign currency remeasurement	(2)	(13)	4	(19)
Other items (a)	4	3	8	10

Adjusted EBITDA	$108	$101	$172	$174

(a)	Includes noncash pension and postretirement costs, accretion expense, severance expense, and other items.